                         CREDIT AGREEMENT

     This Credit Agreement (the "Agreement"), dated as of June 1, 1994, is among Michigan National Bank, a national banking association, and the other banking institutions who appear as signatories to this Agreement (each a "Bank" and collectively the "Banks"), Michigan National Bank, as agent ("Agent"), and Mueller Industries, Inc., a Delaware corporation ("Borrower").

                             Recitals

     A. Borrower has requested and, subject to the terms and conditions of this Agreement, the Banks have agreed to provide to Borrower a line of credit in the amount of $30,000,000.

     B. Borrower's obligations under this Agreement are being guaranteed by Mueller Brass Co., a Michigan corporation ("Mueller Brass") and wholly-owned subsidiary of Borrower, and all of the subsidiaries of Mueller Brass (including Mueller Brass, the "Brass Subsidiaries"), each pursuant to separate Guaranty and Covenant Agreements dated as of June 1, 1994, in favor of the Banks.

     C. Concurrently with the execution of this Agreement, Borrower is also executing a Guaranty and Covenant Agreement dated as of June 1, 1994, in favor of the Banks, pursuant to which Borrower is guaranteeing the obligations of Mueller Copper Fittings Company, Inc., a Delaware corporation (the "Company"), which is a wholly-owned subsidiary of Mueller Brass, under a Loan Agreement (the "Loan Agreement") dated as of June 1, 1994, between the Company and the Mississippi Business Finance Corporation ("MBFC"). Pursuant to the Loan Agreement, the MBFC is loaning to the Company the principal sum of $18,000,000. The MBFC is obtaining the $18,000,000 to lend to the Company from the Banks, which are simultaneously purchasing the MBFC's $18,000,000 Taxable Industrial Development Revenue Bonds, Series 1994 (Mueller Copper Fittings Company, Inc. Project) (the "Bonds"). The Loan Agreement and the Promissory Note (the "Promissory Note") of the Company issued under the Loan Agreement in favor of the Trustee which is acting on behalf of the Banks as purchasers of the Bonds, evidence the obligations of the Company to repay the MBFC the $18,000,000 principal, plus interest and other amounts due by the MBFC on the Bonds. The amounts repaid by the Company to the MBFC under the Loan Agreement and the Promissory Note will be used by the MBFC to make payments on the Bonds. The Company's obligations under the Loan Agreement and the Promissory Note are also being guaranteed by all of the Brass Subsidiaries pursuant to separate Guaranty and Covenant Agreements dated as of June 1, 1994, in favor of the Banks.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and provisions as hereinafter set forth, the parties hereto agree as follows:

1.     DEFINITIONS.

  1.1 Definitions. For purposes of this Agreement, the following capitalized terms will have the following meanings
(such definitions to be equally applicable to the singular and plural forms thereof):

       "Advances" means funds disbursed pursuant to the Line of Credit Loan.

       "Advance Date" means a Business Day on which Borrower has requested in accordance with this Agreement that an Advance be made hereunder.

       "Agent" means Michigan National Bank, a national banking association, when acting as administrative agent for the Banks and not as a Bank, and any permitted successor(s) thereto, when so acting.

       "Agent's Address" means 800 Military Street, Port Huron,
Michigan 48060, Attention: Joseph A. Vito, or at such other address as Agent may hereafter specify to Borrower in writing.

       "Agent's Counsel" means Dykema Gossett, 505 North Woodward
Avenue, Bloomfield Hills, Michigan 48304.

       "Bank" means each and, when used in the plural, includes all of the banking institutions which have signed this Agreement
(including Michigan National Bank, when acting as a Bank and not as Agent) and their respective successor(s) and permitted assign(s).

       "Borrower's Address" means 2959 North Rock Road, Wichita,
Kansas 67226, Attention: Earl W. Bunkers, or at such other address as Borrower may hereafter specify to Agent in writing.

       "Borrower" means Mueller Industries, Inc., a Delaware corporation, and its permitted successor(s) and assign(s).

       "Borrower's Counsel" means William H. Hensley, General
Counsel to Borrower.

       "Brass Guaranties" means, collectively, the guaranties of each and every Brass Subsidiary unconditionally guaranteeing the Loan hereunder, in the form of Exhibit 3.5.1(b) to this Agreement.

       "Brass Subsidiary" means Mueller Brass Co. and all of its direct and indirect subsidiaries.

       "Business Day" means any day except Saturday, Sunday or any other day on which the Agent is not open to the public for carrying on substantially all of its banking functions.

       "CD Advance" means an Advance which bears interest at the CD Rate.

       "CD Rate" means the rate of interest payable on a CD
Advance, determined in accordance with Section 2.2.1(iii) hereof.

       "Certificate of Deposit Rate" means the secondary market certificate of deposit rate as published in the money rate section of the Wall Street Journal on the date of the advance request, with a maturity closest to the due date of the particular advance.

       "Closing Date" means the date this Agreement is executed and delivered.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Consistent Basis" means, in reference to the application of GAAP, that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding period.

       "Current Assets" and "Current Liabilities" are to be determined, both as to classification of items and amounts, in accordance with GAAP applied on a Consistent Basis, provided, that there will be excluded from Current Assets:
(1) all amounts due to Borrower from any of its officers or employees; and (2) any appraised surplus in excess of book value.

 (1) depreciation, depletion and amortization, (2) interest, (3) net tax loss carryforwards utilized during the applicable year, and (4) extraordinary cash and non-cash losses, less dividends paid and extraordinary cash and non-cash income; divided by the sum of interest requirements for the applicable period plus the current portion of long term debt and capitalized lease obligations for the applicable period, computed on a rolling four-quarter basis.

       "Documents" means, in upper or lower case form, all "documents" and "instruments" as such terms are defined in the Michigan Uniform Commercial Code, in which Borrower now or hereafter has any right, title or interest.

       "Effective Rate" means the interest rate in effect for a Loan from time to time when such Loan is not in default, as set forth in Section 2 hereof.

       "Environmental Protection Statute" means any federal, state or local law, statute, or regulation enacted in connection with or relating to the protection or regulation of the environment, including, but not limited to, those laws, statutes and regulations regulating, relating to or imposing liability or standards of conduct concerning the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous materials and any regulations issued or promulgated in connection with such statutes by any governmental agency or instrumentality, including, without limitation, the Comprehensive Environmental Response, Compensation and Liabilities Act, as amended (42 U.S.C. 9601 et seq.) and the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901 et seq.).

       "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

       "Event of Default" has the meaning set forth in Section 7.1 of this Agreement.

       "FASB" means the Financial Accounting Standards Board.

       "Federal Funds Advance" means an Advance which bears interest at the Federal Funds Rate.

       "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average rate charged by Agent on such day on such transactions as determined by Agent).

       "FLSA" means the federal Fair Labor Standards Act, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

       "GAAP" means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and which are applied on a Consistent Basis.

       "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

       "Indebtedness" means all items of indebtedness of any Person, direct or indirect, joint or several, including (without implied limitation):

       (a) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business), or discounted with recourse by the Person;

       (b) All indebtedness in effect guaranteed by the Person, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell, or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the Person to make payment of such indebtedness or to insure the owner of the indebtedness against loss; or (3) to supply funds to, or in any other manner invest in, the Person;

       (c) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by), any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon property owned or acquired by the Person subject thereto, whether or not the liabilities secured thereby have been assumed by the Person; and

       (d) All indebtedness incurred by the Person as the lessee of goods or services under leases that, in accordance with GAAP, should be reflected on the lessee's balance sheet.

       "Interest Period", with respect to a CD Advance or a LIBOR Advance, has the meaning set forth in Section 2.2.2 hereof.

       "Letter of Credit Advance" means the issuance of a letter of credit by Agent for the account of Borrower under the provisions of this Agreement.

       "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give any lien, mortgage, pledge, assignment, security interest, charge or other encumbrance of any kind.

       "LIBOR" means (A) the London Interbank Offered Rate ("Unadjusted LIBOR"), determined as the arithmetic mean, truncated to the nearest one-hundredth of a percent, of interbank interest rates offered by major banks in the London, United Kingdom market at 11:00 a.m. London time two (2) Business Days immediately preceding the commencement of an Interest Period using LIBOR, for U.S. dollar denominated deposits delivered on the first day of that Interest Period and maturing on the last day of that Interest Period, as referenced and reported by one of the following sources, selected by the Agent on an availability basis in descending order of priority: (1) the Dow Jones Telerate System "LIBO Page" report of such interest rates as determined by Reuter's News Service; (2) the Dow Jones Telerate System "Page 3750" report of such interest rates as determined by the British Bankers Association; or (3) the Wall Street Journal, Midwest Edition, report of such interest rate; or (4) any other generally accepted authoritative source as the Agent may reference,
(B) AS ADJUSTED for the LIBOR Reserve Percentage, if any, in accordance with the formula:

LIBOR = Unadjusted LIBOR / (1 - LIBOR Reserve).

       LIBOR, as so determined, will be fixed when calculating the Effective Rate until the last day of the specified Interest Period, if such last day is a Business Day, and if not, then until the next succeeding Business Day unless the next succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day, whereupon LIBOR will be redetermined in the same manner for each successive Interest Period of the same duration commencing with the next calendar day and, as so determined, fixed for each day of that Interest Period.

       "LIBOR Advance" means an Advance which bears interest at the LIBOR
Rate.

       "LIBOR Rate" means the rate of interest payable on a LIBOR
Advance, determined in accordance with Section 2.2.1(ii) hereof.

       "LIBOR Reserve" means relative to an Interest Period for which the Effective Rate is the LIBOR Rate, a percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board of Governors of the Federal Reserve System, or any successor agency, and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the Board of Governors of the Federal Reserve System, having a term approximately equal or comparable to such Interest Period.

       "Line of Credit Loan" or "Loan" has the meaning set forth in
Section 2.1 of this Agreement.

       "Line of Credit Maturity" means June 30, 1996; provided that if Borrower delivers to Agent, on or before March 31, 1995, and each anniversary thereof, Borrower's written request to extend the next June 30 maturity date for the Line of Credit, then the Line of Credit Maturity Date may be extended by written consent of the Requisite Banks, in their sole discretion, for the twelve month period succeeding the existing Line of Credit Maturity, subject to all of the terms and conditions of this Agreement, as the same may be supplemented or amended.

       "Line of Credit Notes" has the meaning set forth in Section 2.3 of this Agreement.

       "Loan Documents" means this Agreement, the Notes, the Brass Guaranties and all other documents, instruments or certificates executed and delivered to the Banks in connection with this Agreement and the Loan.

       "Maximum Rate" means the maximum non-usurious rate of interest that the Banks are allowed to contract for, charge, take, reserve or receive under the applicable laws of any applicable state or of the United States of America (whichever from time to time permits the highest rate for the use, forbearance or detention of money) after taking into account, to the extent required by applicable law, any and all relevant payments or charges under this Agreement, the Notes or under any other document or instrument executed and delivered in connection herewith and the indebtedness evidenced by the Notes.

       "Notes" means the Line of Credit Notes and any other promissory notes issued by Borrower to the order of the Banks evidencing the Obligations of Borrower to repay the Loan.

       "Obligations" means any and all liabilities, obligations, or indebtedness owing by Borrower to the Banks, of any kind or description, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

       "Permitted Liens" means (a) Liens for taxes, assessments or governmental charges or levies which, for Borrower and all Subsidiaries other than Mining Remedial Recovery Corporation and its subsidiaries, are not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith in accordance with this Agreement, (b) unfiled inchoate construction Liens for construction work in progress, (c) workmen's, repairmen's, warehousemen's and carrier's Liens and other similar Liens, if any, arising in the ordinary course of business, (d) Liens granted by Subsidiaries in favor of Borrower in connection with inter-company loans, and (e) "Permitted Liens" as defined in Section 1.1 of the Prior Credit Agreement.

       "Person" or "Persons" means natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, lenders, trust companies, land trusts, vehicle trusts, business trusts or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

       "Prime Rate" means the rate of interest announced publicly from time to time by Citibank, N.A., New York, N.Y. ("Citibank"), to be its prime commercial lending rate. Reference to the Prime Rate will not be affected by the fact that the Banks may make loans at different rates from time to time with respect to the class of loans for which the Prime Rate is established. Any change in any of the interest rates chargeable hereunder resulting from a change in the Prime Rate will become effective on the day on which each change in the Prime Rate is effective. In the event Citibank will no longer announce a prime commercial lending rate, the Prime Rate will be the prime rate announced by Agent, from time to time.

       "Prime Rate Advance" means an Advance which bears interest at the Prime Rate.

       "Prior Credit Agreement" means the Third Amendment and Restatement of Credit Agreement dated as of June 1, 1994, between Borrower, as borrower, and Michigan National Bank, as lender.

       "Prohibited Transaction" has the meaning set forth in Section 406 or
Section 2003(a) of ERISA.

       "Ratable Share" means for each Bank the percentage shown on the signature pages of this Agreement, which as to aggregate Advances of the Loan will be limited to the maximum U.S. dollar amount shown on the signature pages of this Agreement.

       "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

       "Requirement of Law" means, with respect to any Person, the certificate (or articles) of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

       "Requisite Banks" means Banks whose Ratable Share of the Loan equals or exceeds 66-2/3% in the aggregate of the Banks, excluding from both the numerator and denominator, however, any Bank then in default for a continuous period greater than ten (10) Business Days of any obligation for the payment of money to the Agent in respect of its Ratable Share of an Advance or other expense or liability for which the Agent has in writing requested reimbursement or indemnification and which the Banks have agreed to pay by the respective terms, and within the respective meanings, of this Agreement; provided, Agent will not agree (and Borrower acknowledges that written consent is required) to change a maturity date, Advance Date, payment date, interest rate, this definition of Requisite Banks, modify in writing this Agreement or any other Loan Documents with respect to the foregoing, or release any of the Brass Guaranties, without the prior written consent of the "Requisite Banks" which shall mean for those purposes Banks (determined without regard to the foregoing exclusions) whose Ratable Share of the Loan is 100% in the aggregate.

       "SEC" means the Securities and Exchange Commission or any successor agency.

       "Subsidiaries" means those entities listed on Schedule 1.1 to this Agreement.

       "Tangible Net Worth" has the meaning given that term by the FASB.

       "Taxes" means to any taxes, charges, fees, levies or other assessments based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, premium or property taxes, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.

       "Total Outstanding Amount" means the aggregate principal amounts at any time outstanding under the Line of Credit Loan.

       "Unmatured Event of Default" means an event, act, or occurrence which with the giving of notice or the lapse of time, or both, would become an Event of Default.

       "Yield Maintenance Payment" means, for all CD and LIBOR Advances, an amount, if positive, which the Borrower is required to pay to maintain each Bank's anticipated Loan yield with respect to such CD and LIBOR Advances, which is the product of (i) the dollar amount of CD or LIBOR Advances, as applicable, which for any voluntary or involuntary reason other than its scheduled maturity is paid on a date which is not the last day of a CD or LIBOR Interest Period, as applicable, (ii) the difference between the Effective Rate immediately prior to such payment and the CD Rate or LIBOR Rate, as applicable, as determined by Agent for the same Interest Period on the payment date, and (iii) the ratio of the number of full calendar days which on the date of payment remain until the conclusion of the applicable Interest Period and 360 days.

       1.2 Accounting Terms. All accounting terms not specifically defined herein, to the extent not inconsistent with definitions set forth in Section
1.1 of this Agreement, will be construed in accordance with GAAP as in effect from time to time, including, without limitation, applicable statements, bulletins and interpretations issued by the FASB and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees. When used herein, the term "financial statements" will include the notes and schedules thereto.

       1.3   Other Definitional Provisions.

             (a) Unless otherwise specified therein, all terms defined in this Agreement will have the defined meanings when used in the Loan Documents or any certificate or other document made or delivered pursuant hereto.

             (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, Schedule and Exhibit references contained in this Agreement are references of Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

2.   AMOUNT AND TERMS OF LINE OF CREDIT LOAN.

       2.1 Amount of Line of Credit. Subject to the terms and conditions hereof, Banks agree to advance to Borrower from the Closing Date until the Line of Credit Maturity, at such times and in such amounts as Borrower may request in accordance with Section 2.2 hereof, up to the aggregate principal amount of $30,000,000 (the "Line of Credit Loan" or "Loan"). The amounts borrowed under the Line of Credit Loan may be borrowed, repaid and reborrowed.

       2.2   Notice and Manner of Borrowing.

             2.2.1 Borrower may select from one of the following interest rate options when requesting an Advance:

                     (i)   The Prime Rate, less .50%; or

                     (ii)  LIBOR, plus 0.80%; or

                     (iii) The Certificate of Deposit Rate, plus 1.35%; or

                     (iv)  The Federal Funds Rate, plus 1.80%.

             2.2.2 Each Advance using the interest rate options set forth in subsections 2.2.1(ii) and 2.2.1(iii) will be for a specified time period (each an "Interest Period") of (i) for LIBOR Advances, one (1) month, two (2) months, three (3) months, or six (6) months, and (ii) for CD Advances, thirty
(30) days, sixty (60) days, ninety (90) days, or one hundred eighty (180) days, in each instance with a specified due date not later than the Line of Credit Maturity, on which date all outstanding principal and interest related to the Advance will be repaid in full to Agent. Advances may be obtained under the Line of Credit until the Line of Credit Maturity, at which time all principal and interest outstanding on the Line of Credit will be immediately due and payable by Borrower to Agent.

             2.2.3 Borrower shall give Agent notice of its request for each Advance in substantially the form of Exhibit 2.2.3 hereto (with sufficient executed copies for each Bank) not later than 11:00 a.m. Detroit time (i) three (3) Business Days prior to the date such Advance is requested to be made if such Advance is to be a LIBOR Advance, (ii) three (3) Business Days prior to the date a letter of credit is requested to be issued (a "Letter of Credit Advance"), (iii) on the date such Advance is requested to be made in all other cases, which notice shall specify whether a Prime Rate Advance, a LIBOR Advance, a CD Advance, a Federal Funds Advance or a Letter of Credit Advance is requested and, in the case of each requested CD Advance and LIBOR Advance, the Interest Period to be initially applicable to such Advance and, in the case of each Letter of Credit Advance, the interest rate option to be applicable in the event Borrower fails to reimburse Agent immediately upon Agent's honoring of the letter of credit and such other information as may be necessary for the issuance thereof by Agent. Agent shall provide notice of such requested Advance to each Bank. Subject to the terms and conditions of this Agreement, the proceeds of each such requested Advance (other than a Letter of Credit Advance) shall be made available to Borrower by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by Borrower at the principal office of Agent. Subject to the terms and conditions of this Agreement, Agent shall, on the date any Letter of Credit Advance is requested to be made, issue the related letter of credit on behalf of the Banks for the account of Borrower. Notwithstanding anything herein to the contrary, Agent may decline to issue any requested letter of credit on the basis that the beneficiary, the purpose of issue or the terms or the conditions of drawing are unacceptable to it in its reasonable discretion, including without limitation, if Agent determines that the purpose of such issuance is outside the ordinary course of business of Agent.

             2.2.4 Each Bank, on the date any Advance is requested to be made, shall make its pro rata share of such Advance available in immediately available funds at the principal office of Agent for disbursement to Borrower. Unless Agent shall have received notice from any Bank prior to the date such Advance is requested to be made under this Section 2.2 that such Bank will not make available to Agent such Bank's pro rata portion of such Advance, Agent may assume that such Bank has made such portion available to Agent on the date such Advance is requested to be made in accordance with this Section 2.2. If and to the extent such Bank shall not have so made such pro rata portion available to Agent, Agent may (but shall not be obligated to) make such amount available to Borrower, and such Bank and Borrower severally agree to pay to Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to Borrower by Agent until the date such amount is repaid to Agent, at a rate per annum equal to the interest rate applicable to such Advance during such period. If such Bank shall pay such amount to Agent together with interest, such amount so paid shall constitute a Loan by such Bank as a part of such Advance for purposes of this Agreement. The failure of any Bank to make its pro rata portion of any such Advance available to Agent shall not relieve any other Bank of its obligations to make available its pro rata portion of such Advance on the date such Advance is requested to be made, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to Agent on the date of any such Advance.

             2.2.5   Upon fulfillment of the conditions set forth in this
Section 2.2, Section 3.5 (and subject to Agent's then current deadlines for wire transfers and crediting of Agent and Bank accounts), and Sections 8.2.1 and 8.2.2, Agent will disburse such Advance (other than a Letter of Credit Advance) to Borrower in immediately available funds at Borrower's expense.

     2.3   Authorization and Issuance of Line of Credit Note.  All
Advances made by the Banks pursuant to the Line of Credit Loan will be evidenced by separate promissory notes of Borrower, in the form of Exhibit 2.3 to this Agreement (each a "Line of Credit Note" and collectively the "Line of Credit Notes"), to be executed and delivered by Borrower to each of the Banks, in the principal amount of each such Bank's commitment as set on the signature pages to this Agreement, on the Closing Date.

     2.4 Unused Commitment. Borrower will pay to Agent for the Banks on a quarterly basis, in arrears, during the term of the Line of Credit, beginning October 1, 1994, from funds other than those supplied by the Line of Credit, an amount equal to one quarter of 1% (0.25%) per annum of the daily average unused portion of the Line of Credit.

     2.5 Use of Proceeds. The proceeds of the Line of Credit Loan will be used by Borrower (i) to repay and replace certain line of credit Indebtedness outstanding immediately prior to the execution of this Agreement and (ii) for general corporate purposes.

     2.6 Payment. Interest will be paid monthly by Borrower to Agent upon the outstanding principal balance of the Line of Credit Loan from the date advanced at the applicable rates as determined according to Section
2.2.1 above. Repayment of principal on CD Advances or LIBOR Advances will be made at maturity. Repayment of principal on Prime Rate Advances and Federal Funds Advances will be made as Borrower, in its sole discretion, determines that working capital permits. The outstanding principal balance of the Line of Credit Loan, together with accrued interest, will be due and payable in full at the Line of Credit Maturity. All payments of principal and interest by Borrower to Agent shall be made in immediately available United States funds.

     2.7 Prepayments. Borrower may prepay, in whole or in part, at any time, without premium or penalty, any Prime Rate or Federal Funds Advances under the Line of Credit. CD Advances and LIBOR Advances may only be prepaid upon five (5) days' prior written notice, from Borrower to Agent, and upon payment by Borrower on the date of prepayment of the applicable Yield Maintenance Payment. Any other provisions of this Agreement to the contrary notwithstanding, if at any time during the term of this Agreement, the Total Outstanding Amount will exceed $30,000,000, Borrower will immediately, and in any event within two (2) Business Days, remit and pay to Agent such amounts as may be necessary to reduce the Total Outstanding Amount to $30,000,000. Borrower may terminate the Line of Credit at any time upon delivery of written notice to Agent sixty (60) days prior to such termination.

     2.8 Loan Account. Advances under the Line of Credit Loan will be charged to an account in Borrower's name on Agent's books, and Agent will debit to such account the amount of each Advance when made and credit to such account the amount of each repayment thereunder. Agent will render Borrower, from time to time, a statement setting forth the debit balance in the loan account, which will be deemed to be correct and accepted by Borrower, unless Agent receives a written statement of exceptions within ten (10) days after such statement has been rendered to Borrower. Such statement will be prima facie evidence of the correctness of the Advances owing to the Banks by Borrower hereunder, unless there will be manifest error evident on its face Similarly, each Bank is hereby authorized by Borrower to record in its books and records, the date, and amount and type of each Advance and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, which books and records shall constitute prima facie evidence of the information so recorded, provided, however, that failure of any Bank to record, or any error in recording, any such information shall not relieve Borrower of its obligation to repay the outstanding principal amounts of the Loan, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Notes and this Agreement.

3.   GENERAL PROVISIONS.

     3.1 Upfront Fee. Borrower will pay to Agent for the Banks on the Closing Date an upfront fee in the amount of one-eighth of 1% for each Bank's commitment.

     3.2 Agent Administrative Fee. Borrower will pay to Agent on the Closing Date and during the term of this Agreement such administrative fees as may be agreed in writing from time to time by Agent and Borrower for Agent's services as such hereunder.

     3.3   Overdue Rate.

           3.3.1 Any payments of principal or interest not paid when due or declared due, whether at maturity, by acceleration, by lapse of time or otherwise, including any fees, costs or expenses advanced or paid by Agent, will bear interest thereafter, at the option of Agent, and without affecting any of the Bank's rights and remedies provided for herein and in the Note, at two percent (2%) per annum in excess of the Effective Rate.

     3.3.2 If any required payment under any Note is not paid within ten (10) days from the date it is due, at the option of Agent, a late charge of five cents ($.05) for each dollar of the payment so overdue may be charged.

     3.4   Computation of Interest and Fees; Maximum Interest Rate.

           3.4.1 All computations of interest on the Loan and interest due thereunder for any period will be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. Interest will accrue from the date of any Advance up to but excluding the date of repayment of the Loan, in accordance with the provisions hereof.

     3.4.2 Notwithstanding anything to the contrary contained in this Agreement, Borrower will not be obligated to pay, and the Banks will not be entitled to charge, collect or receive, interest in excess of the Maximum Rate and in the event the Banks ever receive, collect or apply, as interest, any such excess, such amount which would be excessive interest will be deemed a partial prepayment of principal and treated hereunder as such; and, if the principal hereof is paid in full, any remaining excess will immediately be returned to Borrower. If any construction of this Agreement, the Note or the other Loan Documents indicates a different right given to the Banks to ask for, demand or receive any larger sum as interest, such as a mistake in calculation or wording, this clause will override and control, it being the intention of Borrower and the Banks that this Agreement, the Notes and the other Loan Documents will in all respects comply with applicable law, and proper adjustment will automatically be made accordingly. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and the Banks will, to the maximum extent permitted by law (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of such indebtedness until payment in full of the principal (including the period of any extension or renewal thereof) so that the interest on account of such indebtedness will not exceed the Maximum Rate.

     3.5 Conditions Precedent to the Execution and Delivery of this Agreement. The obligation of the Banks to execute and deliver this Agreement is subject to the fulfillment, in form and substance satisfactory to Agent and its counsel, of each of the following conditions, unless otherwise noted:

            3.5.1 Agent will have received each of the following documents, duly executed and delivered by Borrower, each of which will be in full force and effect:

                    (a)  The Line of Credit Notes, in the form of Exhibit 2.3.

                    (b) The Brass Guaranties, in the form of Exhibit 3.5.1(b) to this Agreement (the "Brass Guaranties").

                   (c) Such other documents and certificates as may be necessary or desirable to evidence the Obligations, representations, warranties and covenants of Borrower hereunder and the Brass Subsidiaries under the Brass Guaranties.

            3.5.2 Agent will have received a good standing certificate of Borrower and each Brass Subsidiary from each state in which Borrower and each Brass Subsidiary is incorporated and each other state, if different, in which the principal part of its business activity is conducted, dated a recent date, indicating that Borrower and each Subsidiary is in good standing in each such state; provided that Borrower covenants to deliver to Agent, within thirty
(30) days of the Closing Date, those good standing certificates which have not been so delivered to Agent on the Closing Date.

            3.5.3 Agent will have received a copy of the resolutions of the Board of Directors of Borrower (i) authorizing the execution, delivery and performance of the Loan Documents, (ii) authorizing the borrowings contemplated hereunder, and (iii) certified by the Secretary of Borrower as of the Closing Date, which certificate will state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

            3.5.4 Agent will have received certified copies of the charter of Borrower, certified by an officer of Borrower on the Closing Date, as true, complete and correct copies thereof.

            3.5.5 Agent will have received a certificate of the Secretary of Borrower as to the incumbency and signatures of the person or persons authorized to execute and deliver the Loan Documents.

            3.5.6 Agent will have received a certificate of the Chief Financial Officer, the Vice President-Legal or Chief Executive Officer of Borrower stating, on behalf of Borrower, that each of the representations and warranties made in or pursuant to Section 4 of this Agreement or which are contained in any other Loan Document or any certificate, document or financial or other statement furnished by Borrower at any time under or in connection herewith, is true and correct in all respects on and as of the Closing Date

            3.5.7 A gent will have received reimbursement for legal fees and expenses incurred by Agent in the preparation of the transactions contemplated by this Agreement.

            3.5.8 Agent will have received on behalf of the Banks the Upfront Fee required by Section 3.1 hereof.

            3.5.9 No suit, action, investigation, inquiry or other proceeding, including, without limitation, the enactment or promulgation of a statute or rule by or before any arbitrator or any Governmental Authority will be pending and no preliminary or permanent injunction or order by a state or federal court will have been entered (i) in connection with any Loan Document or any of the transactions contemplated hereby or thereby or (ii) which, in any such case, in the reasonable judgment of each of the Banks, would have a material adverse effect on (A) the transactions contemplated by this Agreement or (B) the business, operations, properties, condition (financial or otherwise) or prospects of Borrower.

            3.5.10 Agent will have received a schedule, entitled Schedule 3.5.10, setting forth the policies of insurance, including the effective dates of such policies, carried by Borrower and its Subsidiaries on the Closing Date.

            3.5.11 No Event of Default and no Unmatured Event of Default will have occurred and be continuing on the date of the Loan, nor will either result from the making of such Loan.

            3.5.12 Agent will have received the written opinion, dated the Closing Date, of Borrower's Counsel suitable to Agent in form and substance satisfactory to Agent.

            3.5.13 Agent will have determined that Borrower has met all Requirements of Law which may adversely impact, as determined solely by Agent, the enforceability, validity or collectibility of the Loan.


            3.5.14 All other documents and legal matters in connection with the transactions contemplated by this Agreement will have been delivered and/or executed and will be in form and substance satisfactory to Agent and its counsel.

     3.6 Conditions Precedent to all Advances under the Line of Credit Loan. The obligation of the Banks and each of them to make Advances is subject to the fulfillment, in form and substance satisfactory to Agent and its counsel, of each of the following conditions on or before the date of each such
Advance:

           3.6.1 As of the date of making the Advance, no Event of Default and no Unmatured Event of Default will have occurred or be continuing, nor will either result from or exist after the making of such Advance.

           3.6.2 This Agreement and each of the other Loan Documents will be in full force and effect.

           3.6.3 Each of the representations and warranties made in or pursuant to Section 4 of this Agreement or which are contained in any other Loan Document or any certificate, document or financial or other statement furnished by Borrower and/or any Subsidiary at any time under or in connection with any of the transactions contemplated by the Loan Documents, will be true and correct in all material respects on and as of the date of the Advance as if made on and as of the date of the Advance (unless stated to relate to a specific earlier date, in which case such representations and warranties will be true and correct in all material respects as of such earlier date).

           3.6.4 Agent will have received, reviewed and approved the consolidated and consolidating monthly financial statements of Borrower as delivered to Agent in accordance with Sections 5.3.1 and 5.3.2 below.

           3.6.5 There has been no change that has a materially adverse effect on the business, operations, properties or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, since the date of the last financial statements of Borrower delivered to Agent.

           3.6.6   Compensation for Increased Costs.

                   (a) In the event after the date of execution of this Agreement, any introduction of any law, or any change in any law, or the interpretation or application thereof by any court or Governmental Authority charged with the administration thereof, or the compliance with any guideline or request from any Governmental Authority (whether or not having the force of law), which has the effect of:


                         (i)   subjecting any Bank to any tax, deduction or
withholding with respect to this Agreement or any other Loan Document (other than any tax incurred by or based upon the overall net income of any such
Bank), or

                         (ii)  imposing, modifying or deeming applicable any
reserve, special deposit, insurance premium or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Bank, with respect to this Agreement or the other Loan Documents, or

                         (iii) imposing upon any Bank any other condition or
expense with respect to this Agreement or any other Loan Document and the result of any of the foregoing is to increase the cost to any such Bank, reduce the income receivable by any such Bank, impose any expense upon any such Bank or reduce the amount of any payment receivable by any such Bank with respect to any Note, or with respect to any Bank's commitment hereunder, or any portion thereof, by an amount which any such Bank deems to be material, such Bank shall from time to time notify the Agent and Borrower thereof by delivery of a certificate of an officer of such Bank of the nature described in the next sentence, and the Borrower shall pay to the Agent for delivery to such Bank that amount which shall compensate such Bank (on an after tax basis) for such increase in cost, reduction in income, additional expense, reduced amount or reduced rate of return. A certificate setting forth in reasonable detail such increase in cost, reduction in income or additional expense or reduced amount or reduced rate of return, and the manner of calculating the same as determined by such Bank, shall be submitted by such Bank to the Agent and Borrower and, absent manifest error, shall be conclusive as to the amount thereof (provided that such determination be made reasonably and in good faith).

                   (b) If any Bank shall have determined that the introduction of or any change in any applicable law regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) or any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder, its commitment hereunder, or the transactions contemplated hereby to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by such Bank to be material, then the Borrower shall pay to the Agent for delivery to such Bank promptly, such additional amount or amounts determined by such Bank as will compensate such Bank for such reduced rate of return.

                   (c) Borrower acknowledges that compensation to the Bank for any increased costs incurred by the Bank and payable by Borrower pursuant to this subsection may take the form of an increase in the interest rate payable under the Loan.

           3.6.7   Letters of Credit.

                   (a) Subject to the terms and conditions hereof, Borrower and any wholly-owned Subsidiary may request the Agent to issue standby letters of credit for Borrower's account, each of which, upon the issuance thereof, will constitute a Letter of Credit Advance. Any letter of credit issued pursuant to the Line of Credit shall have a term, not including renewals, not exceeding the earlier of one year or the Line of Credit Maturity. The Line of Credit shall be reduced by the face amount of each letter of credit issued by Agent hereunder until the earlier of the expiration or termination thereof and payment by Borrower to Agent of its reimbursement obligation hereunder with respect thereto. At such time as a draw is made upon a letter of credit issued hereunder, the amount of such draw will be deemed drawn under the Notes and immediately will begin to bear interest thereunder. Borrower will pay to Agent for the Banks a fee of one percent (1%) per annum of the face amount of any newly issued or renewed letter of credit at the time of issuance or renewal of such letter of credit. Such fee is nonrefundable and Borrower shall not be entitled to any rebate of any portion thereof if such letter of credit does not remain outstanding through its stated expiry date or for any other reason. Nothing in this Agreement shall be construed to require or authorize any Bank to issue any letter of credit, it being recognized that Agent has the sole obligation under this Agreement (subject to the terms and conditions of this Agreement) to issue letters of credit on behalf of the Banks. Upon such issuance by Agent, each Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit Advance based on its respective commitment. If Agent shall honor a draft or other demand for payment presented or made under any letter of credit, Agent shall provide notice thereof to each Bank on the date such draft or demand is honored unless Borrower shall have satisfied its reimbursement obligation by payment to Agent on such date. Each Bank, on such date, shall make its pro rata share of the amount paid by Agent available in immediately available funds at the principal office of Agent for the account of Agent. If and to the extent such Bank shall not have made such pro rata portion available to Agent, such Bank and the Borrower severally agree to pay to Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by Agent until such amount is so made available to Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance disbursed hereunder in respect of the reimbursement obligation of Borrower. If such Bank shall pay such amount to Agent together with such interest, such amount so paid shall constitute a Loan by such Bank as part of the Line of Credit Advance disbursed in respect of the reimbursement obligation of Borrower. The failure of any Bank to make its pro rata portion of any such amount paid by Agent available to Agent shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to Agent.

                   (b) Borrower assumes all risks of the acts or omissions of any beneficiary under any letter of credit issued pursuant to this Agreement with respect to the use by such beneficiary of such letter of credit. In addition to all undertakings and indemnities of Borrower contained in the application for any letter of credit or this Agreement, Borrower acknowledges that neither the Banks, the Agent nor any of their officers or directors will be liable or responsible for (i) the use which may be made of any letter of credit or for any acts or omissions of any beneficiary in connection therewith, (ii) the validity or genuineness of any documents delivered in connection with any letter of credit, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or (iii) any other circumstances whatsoever in connection with honoring or dishonoring any letter of credit except, in all cases, the foregoing persons shall not be relieved of liability in the case of (a) payment under a letter of credit against presentation of a draft or other document that does not comply with the terms of the letter of credit or (b) acts constituting the gross negligence or willful misconduct of any such person. In furtherance and not in limitation of the foregoing, the Agent may, subject to applicable United States law, accept documents that appear on their face to be in order, without responsibility for further investigation regardless of any notice or information to the contrary.

                   (c) Borrower hereby indemnifies Agent and the Banks and agrees to keep Agent and the Banks at all times indemnified against all liabilities (including costs and reasonable attorneys' fees) which Agent and the Banks may incur or which may be claimed against Agent and the Banks by any Person by reason of or relating to any matters arising in connection with any letter of credit or any of the transactions contemplated thereby.

4. REPRESENTATIONS AND WARRANTIES. In order to induce each Bank to enter into this Agreement and to provide the Loan, Borrower represents and warrants to each Bank that the following statements are true, correct and complete at the date hereof and at the date of each Advance:

     4.1   Organization, Powers, Good Standing.

           4.1.1   (a)   Borrower and each Subsidiary is a corporation duly
organized, validly existing and in good standing under the laws of the respective states of its incorporation, (b) Borrower and each Subsidiary has full power, authority and legal right to own and operate its property and to conduct the business in which it is currently engaged, (c) Borrower and each Subsidiary is duly qualified and is in good standing under the laws of each jurisdiction in which the failure to so qualify may have a material adverse affect on its business, and (d) Borrower and each Subsidiary is in compliance in all material respects with all Requirements of Law, except where the lack of compliance could not reasonably be expected to materially impact the future of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

           4.1.2 Borrower has full power and authority to execute, deliver and perform the Loan Documents, including, without limitation, to borrow under this Agreement. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents and Borrower has taken all necessary action to borrow under this Agreement. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery and performance by Borrower or the validity or enforceability against Borrower of the Loan Documents.

     4.2   Authorization of Borrowing; Etc.

           4.2.1 The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents do not and will not (a) violate any Requirement of Law applicable to Borrower or any Subsidiary, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of Borrower or any Subsidiary, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any of Borrower's or any Subsidiary's properties or assets, other than in favor of the Banks, or (d) require any approval of any court or Governmental Authority or any approval or consent of any Person under any contractual obligation of Borrower.

           4.2.2 The Loan Documents and all other documents contemplated hereby and thereby, when executed and delivered, will be the legally valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws, usury laws, or equitable principles relating to or limiting creditors' rights generally.

     4.3 Subsidiaries. Schedule 1.1 correctly sets forth as to each Subsidiary, its name, the jurisdiction of its incorporation, the name of its immediate parent and the percentage of its capital stock that is directly or indirectly owned by Borrower. Other than (1) as set forth in its annual reports as filed with the SEC, (2) Sharon Specialty Steel, Inc., and (3) the Subsidiaries, Borrower does not own any material amount of capital stock in any Person.

     4.4 Title. Borrower and Subsidiaries, as applicable, have good and valid legal title to the assets reflected in Borrower's audited consolidated financial statements dated as of December 25, 1993 previously submitted to each of the Banks and there are no Liens, charges or encumbrances (other than Permitted Liens), on such property or assets except those reflected on such financial statements.

     4.5 Litigation; Adverse Facts. Except as set forth on Schedule 4.5 to this Agreement, there is no action, suit, dispute, investigation, inquiry, arbitration, tax claim or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) at law or in equity or before or by any arbitrator or Governmental Authority pending or, to the knowledge of Borrower, threatened, against Borrower or any Subsidiary which might reasonably be expected to result in any material adverse change in the business, operations, properties or in the business prospects or condition (financial or otherwise), of Borrower and its Subsidiaries, taken as a whole, or would materially adversely affect Borrower's ability to perform its Obligations hereunder and under any other Loan Document.

     4.6 Payment of Taxes. All material tax returns and reports required to be filed by Borrower and each Subsidiary have been prepared in accordance with acceptable standards and have been timely filed, and all Taxes, assessments, fees and amounts required to be withheld and paid to a Governmental Authority, and other governmental charges upon Borrower and each Subsidiary and upon their properties, assets, income and franchises which are shown on such returns to be due and payable have been paid when due and payable. Borrower does not know of any proposed, asserted or assessed tax deficiency against it or any Subsidiary that would be material to the condition (financial or otherwise) of Borrower or any Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries). Except for the tax sharing agreements described in Schedule 4.6 to this Agreement, neither Borrower nor any Subsidiary is a party to, bound by or obligated under any tax sharing or similar agreement.

     4.7   Materially Adverse Agreements; Performance.

           4.7.1 Neither Borrower nor any Subsidiary is a party to or subject to any material agreement, instrument, charter or other internal restriction materially adversely affecting the business, properties or assets of Borrower or any Subsidiary or the operations, business prospects or condition (financial or otherwise) of Borrower and Subsidiaries, taken as a whole.

           4.7.2 To the best of Borrower's knowledge, neither Borrower nor any Subsidiary is in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its contractual obligations and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

           4.7.3 Borrower and each Subsidiary owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

     4.8 Disclosure. No representation or warranty of Borrower contained in this Agreement or in any other Loan Document or other document, certificate or written statement furnished to the Banks by or on behalf of Borrower with respect to the business prospects or condition (financial or otherwise) of Borrower and each Subsidiary for use in connection with the transactions contemplated by this Agreement, knowingly contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Borrower which adversely affects the business, operations, property or assets of Borrower or any Subsidiary or the business prospects, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

     4.9 ERISA Compliance. Borrower and Subsidiaries are in compliance in all material respects with any applicable provisions of ERISA. Except as set forth on Schedule 4.9 to this Agreement, to the best of Borrower's knowledge, neither a Reportable Event nor a Prohibited Transaction has occurred or is continuing in relation to any pension plan and Borrower and each Subsidiary have not incurred any liability to the Pension Benefit Guaranty Corporation, except where the occurrence of such event could not reasonably be expected to materially impact the future of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

     4.10 Environmental Matters. Except as set forth in Schedule 4.10 to this Agreement, to the best of Borrower's knowledge, Borrower and each Subsidiary has complied in all respects with all Environmental Protection Statutes, except where the lack of compliance could not reasonably be expected to materially impact the future of Borrower and its Subsidiaries, taken as a whole, or the ability of Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents. Except as set forth on Schedule
4.10 to this Agreement, to the best of Borrower's knowledge, neither Borrower nor any Subsidiary nor any other Person has used any real property owned or leased by Borrower or any Subsidiary in the disposal of or to refine, generate, produce, store, treat, transfer, release or transport any hazardous waste or hazardous substance, or been designated by the United States Environmental Protection Agency or under any Environmental Protection Statute as a hazardous waste or hazardous substance disposal or removal site, superfund or clean-up site or candidate for removal or closure pursuant to any Environmental Protection Statute. No lien arising under or in connection with any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries). Borrower agrees to indemnify and hold each Bank harmless from any and all violations by Borrower or any Subsidiary of any Environmental Protection Statute.

     4.11 Investment Company. Borrower is not directly or indirectly controlled by, or acting on behalf of, a Person which is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended, that is organized or otherwise created under the laws of the United States, any State of the United States, the District of Columbia, Puerto Rico, the Philippine Islands, the Virgin Islands or any other possession of the United States.

     4.12 Regulations U and X. No part of the proceeds of the Loan will be used to purchase or carry any margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. If requested by Agent, Borrower will furnish Agent with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation. Borrower also warrants that no part of the proceeds of the borrowings hereunder will be used by it for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of said Board of Governors.

     4.13 Indebtedness. Neither Borrower nor any Subsidiary has any outstanding Indebtedness except Indebtedness described in (1) Schedule 4.13 to this Agreement or (2) Section 6.1 to this Agreement.

     4.14 Survival. All of the representations and warranties set forth in this Section 4 will survive until all of the Obligations are satisfied in full and there remain no outstanding commitments hereunder.

5. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, until all of the Obligations are satisfied, Borrower will perform each and all of the following:

     5.1 Use of Proceeds. Borrower will use the proceeds of the Loan only for the purposes set forth in Section 2.5.

     5.2 Accounting Records. Borrower will maintain adequate records in accordance with sound business practices and GAAP, applied on a Consistent Basis, except for changes required by GAAP or consented to in writing by Agent (which consent will not be unreasonably withheld). Upon five (5) days' prior notice, Borrower will provide, and cause each Subsidiary to provide, access to representatives of each Bank to visit any of the properties of Borrower or any Subsidiary and examine the books of account and discuss Borrower's and each Subsidiary's affairs, finances and accounts with, and be advised of the same by, Borrower's and each Subsidiary's officers, all at such reasonable times and as often as any Bank may reasonably request.

     5.3   Reports.  Borrower will deliver to Agent:

           5.3.1   As soon as available and in any event within forty-five
(45) days after the end of each fiscal month of Borrower, management prepared consolidated and consolidating financial statements of Borrower and Subsidiaries as of the end of such month, and the consolidated and consolidating statements of profit and loss and surplus of Borrower and Subsidiaries from the beginning of Borrower's and Subsidiaries' fiscal year to the end of such month, certified as correct (subject to year end adjustments) by the chief financial officer of Borrower.

           5.3.2 As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, the complete audited, consolidated financial statements of Borrower and Subsidiaries, including the consolidated balance sheet of Borrower and Subsidiaries as of the end of such year and the consolidated statements of profit and loss and surplus of Borrower and Subsidiaries for the fiscal year then ended, certified by Ernst & Young, or such other independent certified public accountants of recognized standing, to be prepared in accordance with GAAP and to present fairly the financial position and results of operation of Borrower and Subsidiaries.

           5.3.3 Upon Agent's request, accounts receivable aging reports, accounts payable aging reports and inventory certifications.

           5.3.4 Within forty-five (45) days after the end of each calendar quarter, a compliance certificate in the form of Exhibit 5.3.4 to this Agreement, duly completed and executed by the chief financial officer of Borrower.

           5.3.5 Promptly, and in any event within fifteen (15) days of the filing thereof, certification that Borrower has filed its federal income tax return.

           5.3.6 Promptly upon Borrower becoming aware of the occurrence of any: (a) Reportable Event; or (b) Prohibited Transaction in connection with any pension plan or any trust created thereunder, a written notice specifying the nature thereof, what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto, will be delivered to Agent by Borrower.

           5.3.7 Promptly upon becoming aware of any Person's seeking to obtain or threatening in writing to seek to obtain a decree or order for relief with respect to Borrower or any wholly-owned Subsidiary in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower or such Subsidiary is taking or proposes to take with respect thereto.

           5.3.8 Promptly, copies of all amendments to the charter or bylaws of Borrower or any Brass Subsidiary.

           5.3.9 Promptly, and in any event within five (5) days after the receipt thereof by Borrower or any Subsidiary, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental agency or instrumentality, in any way concerning any action or omission on the part of Borrower or any Subsidiary in connection with any Environmental Protection Statute, or concerning the filing of a lien upon, against or in connection with Borrower or any Subsidiary, or any of their real or personal property, in connection with any Environmental Protection Statute, except where such action or omission by Borrower or any Subsidiary could not reasonably be expected to materially impact the future of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

           5.3.10 Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which Borrower files with its shareholders or any securities exchange or the SEC, including, without limitation, all reports on Form 10-K, 10-Q, and 8-K. Such reports need not include exhibits. Borrower agrees to promptly provide Agent with exhibits specifically requested by Agent.

           5.3.11 Promptly, and in any event within five (5) days of the receipt thereof by Borrower, a copy of a notice, summons, citation, directive, letter, complaint, or other form of communication from the U.S. Department of Labor, or any other Governmental Authority or instrumentality, or any other Person, in any way concerning any material action or omission on the part of Borrower or any Subsidiary in connection with the payment of minimum and/or overtime wages to its employees, or concerning the filing of a lien upon, against or in connection with Borrower or any Subsidiary, or any of its real or personal property, in connection with the FLSA.

           5.3.12 Promptly, upon Borrower's learning of any litigation or proceeding in which it or any Subsidiary is a party if an adverse decision in any such matter is reasonably likely to require it to pay more than One Million ($1,000,000) Dollars or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance) or of the institution of any other suit or proceeding to which Borrower or any Subsidiary is a party that, by itself or together with any other such matters, might materially and adversely affect the operations, financial condition, property, or business prospects of the Borrower and its Subsidiaries, taken as a whole.

           5.3.13 Promptly, such other information and data with respect to any Bank.

     5.4 Financial Covenants. Borrower will at all times comply with the following financial covenants:

           5.4.1 Borrower will maintain a minimum Tangible Net Worth of One Hundred Seventy-Five Million ($175,000,000) Dollars, to be adjusted upward at the end of each fiscal quarter commencing September 24, 1994, by twenty-five percent (25%) of net income after taxes and before dividends for such quarter. Once adjusted upward, the Tangible Net Worth requirement set forth herein will not decrease.

           5.4.2 Borrower will maintain the ratio of Borrower's debt (current liabilities plus long-term liabilities) to Tangible Net Worth equal to or less than 1.50 to 1.00, on a consolidated basis.

           5.4.3 Borrower will maintain a ratio of Current Assets to Current Liabilities (including, for this purpose, any amounts drawn and outstanding under the Line of Credit) of at least 1.5 to 1.00, on a consolidated basis.

           5.4.4 Borrower will maintain a Debt Service Coverage ratio of at least 1.25 to 1.00, as measured quarterly on a rolling four-quarter basis and as reflected in Borrower's audited financial statements.

     5.5 Corporate Existence. Except as provided in Section 6.3, Borrower will at all times preserve and keep in full force and effect its and each Subsidiary's corporate existence (except for (i) individual Subsidiaries whose book value is less than $100,000 and (ii) more than one of such Subsidiaries whose collective book value is not greater than $1,000,000, at the time of the event affecting such Subsidiary's or Subsidiaries' corporate existence) and any rights material to its business and will maintain its and each Subsidiary's right to transact business in each jurisdiction where its assets or the nature of its activities makes such qualification necessary, except where the failure could not reasonably be expected to materially impact the Borrower or such Subsidiary, as the case may be.

     5.6 Payment of Taxes and Claims. Borrower will pay all Taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries) before any penalty or interest accrues thereon; provided, however, that Borrower will not be required to pay any such Taxes, assessments, or charges if (a) the validity thereof will currently be contested in good faith by appropriate proceedings, (b) Borrower will have set aside on its books adequate reserves with respect to such Taxes, assessments, or charges and (c) Borrower gives notice in writing of such action to Agent; provided that any such Taxes, assessments, or charges will be paid immediately upon the commencement of proceedings to foreclose any liens securing the same, or upon institution of distraint proceedings.

     5.7 Insurance. Borrower will maintain and cause each Subsidiary to maintain, in full force and effect, adequate fire and extended risk coverage, business interruption, workers' compensation, public liability and such other insurance coverages as may be required by law and/or in such amounts as is customary in the case of entities of well-established reputation engaged in the same or similar business. Borrower will allow representatives of each Bank to meet with senior management of Borrower and Subsidiary, from time to time as the Banks reasonably request in order to assess the adequacy of such insurance policies.

     5.8 Compliance with Laws, etc. Borrower will exercise all due diligence in order to comply, in all material respects, with all Requirements of Laws, except where the lack of compliance could not reasonably be expected to materially impact the future of Borrower and the Subsidiaries, taken as a whole, or the ability of Borrower to repay the Loan or observe and perform any of its obligations under the Loan Documents, including, without limitation, the following:

           5.8.1 Borrower will comply with all applicable workers' compensation laws, regulations and administrative rules, directives or requirements. Borrower will furnish Agent upon demand evidence in form and substance as Agent or its counsel may reasonably require in order to verify such compliance. In the event that Borrower is qualified to self-insure under such laws, regulations and administrative rules, directives or requirements, and that Borrower is not otherwise precluded from so self-insuring by the terms of this Agreement, Borrower will fully comply with all such laws, regulations, rules, directives and requirements pertaining to its self-insured status.

           5.8.2 Neither Borrower nor any of its pension plans will engage in any Prohibited Transaction; incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived; or terminate any such pension plan in a manner which could result in the imposition of a lien on the property of Borrower, pursuant to Section 4068 of ERISA or any successor provision thereto.

           5.8.3 Borrower will comply with FLSA and will furnish Agent upon demand evidence in form and substance as Agent or its counsel will require to verify such compliance.

           5.8.4 Borrower will comply with all applicable Environmental Protection Statutes.

     5.9 Payment of Indebtedness. Borrower and each of its wholly-owned Subsidiaries will pay all of its Indebtedness, promptly when due in accordance with the terms of such Indebtedness, except to the extent that failure to pay such Indebtedness would not constitute an Event of Default under Section 7.1.4 hereof, and except to the extent a good faith basis exists for delay or non-payment thereof and Borrower or Subsidiary, as the case may be, is contesting in good faith any claim for payment thereof.

     5.10 Maintenance of Franchises, etc. Borrower and each Brass Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, agency agreements, and trade names material to the conduct of its business, and maintain and operate such businesses properly and efficiently, and in substantially the manner in which they are presently conducted and operated (subject to changes in the ordinary course of business).

     5.11 Further Assurances. At any time or from time to time, upon the request of Agent, Borrower will execute and deliver such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purpose of this Agreement, the other Loan Documents and other agreements contemplated hereby and to provide for payment of and security for the Loan made hereunder in accordance with the terms of this Agreement.

6. NEGATIVE COVENANTS. Borrower covenants and agrees that, until all of the Obligations are satisfied, Borrower will not, without the prior written consent of the Requisite Banks do any of the following:

     6.1 Indebtedness. Except as set forth on Schedule 4.13 to this Agreement, Borrower will not, and will cause each of its wholly-owned Subsidiaries not to, create, incur, assume, permit or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness except for (i) the Obligations, (ii) Indebtedness with respect to Permitted Liens,
(iii) Indebtedness of Borrower and its wholly-owned Subsidiaries in an aggregate amount not to exceed Ten Million ($10,000,000) Dollars and (iv) consolidating inter-company indebtedness as shown on consolidating financial statements delivered pursuant to Section 5.3.1 of this Agreement.

     6.2 Liens. Borrower will not, and will cause each Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries) not to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of Borrower or any wholly-owned Subsidiary, whether now owned or hereafter acquired except (i) Permitted Liens, (ii) liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings, (iii) the Liens incidental to the normal conduct of the ordinary course of business of the Borrower and the Subsidiaries, (iv) Liens existing on the Closing Date as set forth on Schedule 6.2 hereof, and
(v) Liens representing the extension, renewal or replacement of a Lien under immediately preceding clause (iv) in respect of the same property.

     6.3 Restriction on Fundamental Changes. Borrower will not, and will cause each Brass Subsidiary not to fundamentally change the nature of its business, enter into any merger, consolidation, reorganization or recapitalization, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell (other than in the ordinary course of its business), assign, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property, assets or securities, whether now owned or hereafter acquired, or acquire by purchase or otherwise, all or substantially all the business, property, assets, securities or interest of any Person; provided that (a) a Brass Subsidiary may merge or consolidate with Borrower, provided that the Borrower will be the surviving corporation, (b) a Brass Subsidiary may merge or consolidate with another Brass Subsidiary, (c) a Brass Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or another Brass Subsidiary, (d) Borrower may acquire or form additional subsidiaries; provided that each such newly formed or acquired subsidiary is wholly-owned by Borrower (unless Borrower has obtained the prior written consent of Agent to acquire or form a subsidiary which will not be wholly-owned, which consent will not be unreasonably withheld), and (e) Borrower may complete the divestiture of its iron assets.

     6.4 Environmental Statutes. Borrower will not, and will not permit any other Person to violate an Environmental Protection Statute, except where such violation could not reasonably be expected to materially impact the future of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to repay the Loan or to observe and perform its obligations under the Loan Documents.

     6.5 Conflicting Agreements. Borrower will not, and will cause each Subsidiary not to, enter into any agreement containing any material provisions which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

     6.6 Misrepresentations. Borrower will not, and will cause each Subsidiary not to, knowingly furnish any Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     6.7 Violation of Regulations. Borrower will not make any investment of any nature which would result in the violation of Regulations G, U, or X of the Board of Governors of the Federal Reserve System as the same may from time to time be amended or modified.

     6.8 Subsidiary Distribution of Earnings. Borrower will not, and will cause each Subsidiary not to, enter into any agreement which could prohibit, or have the effect of prohibiting, the payment of dividends by or other distribution of the earnings of any Brass Subsidiary to Borrower.

     6.9 Scope of Business Activity. Borrower will not engage in any business or activities other than those representing its present business, provided that Borrower may acquire or commence new or additional related businesses which do not materially adversely effect the nature or operation of Borrower's existing business.

     6.10 Dividends and Distributions; Capital Structure. Borrower will not, and will cause each Subsidiary not to, pay or declare any dividends or other distributions upon its capital stock (except, in the case of the Subsidiaries, dividends or other distributions to such Subsidiary's parent corporation), or purchase or retire, or commit Borrower or any Subsidiary to purchase or retire, any of its capital stock at any time, during any period that Borrower is in default under Section 5.4 hereof or if such distribution, purchase or retirement would render Borrower in default under Section 5.4 hereof.

7.   EVENTS OF DEFAULT; ACCELERATION; REMEDIES.

     7.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences will constitute an event of default (an "Event of Default") hereunder:

           7.1.1 Failure to Make Payments When Due. Borrower will fail to pay any principal and/or interest owing under any Note when such amount is due (whether at stated maturity, as a result of a mandatory prepayment requirement, by acceleration, by notice of prepayment or otherwise), or Borrower will fail to pay any other amounts (including, without limitation, fees, costs and expenses) payable under this Agreement when such amounts are due.

           7.1.2 Breach of Representation, Warranty or Certification. Any representation, warranty or certification made or furnished by Borrower or any Subsidiary under this Agreement, any other Loan Document or in any statement, document, letter or other writing or instrument furnished or delivered to any Bank pursuant to or in connection with this Agreement or other Loan Document or as an inducement to the Banks to enter into this Agreement, will, at any time, prove to have been materially false, incorrect or incomplete when made, effective or reaffirmed, as the case may be.

           7.1.3 Default Under Loan Documents, etc. Borrower or any Subsidiary will fail to observe, or perform any term, covenant, condition, agreement set forth in Sections 5.1, 5.2, 5.4, 5.5, 5.8, 5.9, 5.10, 5.11, 6.1,
6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.9 and 6.10.

           7.1.4 Default on Other Agreements. Any creditor or representative of any creditor of Borrower or any wholly-owned Subsidiary declares or is or becomes entitled to declare any Indebtedness owing on any bond, debenture, note or other evidence of Indebtedness for borrowed money in an aggregate amount in excess of One Million ($1,000,000) Dollars of Borrower or such Subsidiary to be due and payable prior to its expressed maturity by reason of any default by Borrower or such Subsidiary in the performance or observance of any obligation or condition (whether or not such creditor or representative has declared such Indebtedness to be due and payable) or any such Indebtedness becomes due by its terms and is not promptly paid or extended; provided, however, that an Event of Default will not occur under this Agreement if such other default or breach is being contested in good faith by appropriate proceedings, notice thereof is promptly given to Agent and adequate reserves in accordance with GAAP have been made therefor and no other Event of Default has occurred.

           7.1.5 Other Defaults Under Loan Documents. Borrower or any Subsidiary will default in the performance of or compliance with any term or covenant contained in this Agreement or the other Loan Documents (other than those referred to above in Sections 7.1.1, 7.1.2 or 7.1.3 of this Agreement), and such default will continue unremedied for a period of ten (10) days; provided, that (1) the ten (10) day time period will not start until Agent provides notice to Borrower in the case of defaults under Sections 5.3.1, 5.3.2, 5.3.3, 5.3.4, 5.3.5, 5.9, 5.10 and 5.11, and (2) no Bank will be obligated to make an Advance once such a default has occurred until such default has been remedied to each Bank's satisfaction.

           7.1.6   Involuntary Bankruptcy; Appointment of Trustee, etc.

     (a) If an involuntary case seeking the liquidation or reorganization of Borrower or any wholly-owned Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries) under Chapter 7 or Chapter 11, respectively, of the federal Bankruptcy Code or any similar proceeding will be commenced against Borrower or any wholly-owned Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries) under any other applicable law and any one or more of the following events occur: (i) Borrower or such Subsidiary consents to the institution of the involuntary case, (ii) the petition commencing the involuntary case is not timely controverted; (iii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; (iv) an interim trustee is appointed to take possession of all or a substantial portion of the property and/or to operate all or any substantial portion of the business of Borrower or such Subsidiary or (v) an order for relief will have been issued or entered therein.

       (b) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers of Borrower or any wholly-owned Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries) to take possession of all or a substantial portion of the property and/or to operate all or a substantial portion of the business of Borrower or such Subsidiary will have been entered and, within sixty (60) days from the date of entry, is not vacated, discharged or bonded against, or any similar relief will be granted against Borrower or such Subsidiary under any applicable federal or state law, and, within sixty (60) days from the date of entry, is not vacated, discharged or bonded against.

           7.1.7   Voluntary Bankruptcy; Appointment of Trustee, etc.

                   (a) Borrower or any wholly-owned Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries) will (i) institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the federal Bankruptcy Code; (ii) file a petition, answer or complaint or will otherwise institute any similar proceeding under any other applicable law, or will consent thereto; (iii) consent to the conversion of a voluntary case to an involuntary case; (iv) consent to the conversion of an involuntary case to a voluntary case, (v) consent or acquiesce to the appointment of a trustee, receiver, liquidator, sequestrator, custodian or other officer with similar powers to take possession of all or a substantial portion of the property and/or to operate all or a substantial portion of the business of Borrower or any Subsidiary; or
(vi) make a general assignment for the benefit of creditors.

       (b) The Board of Directors of Borrower or any wholly-owned Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries) adopt any resolution or otherwise authorizes action to approve any of the foregoing; provided, that nothing herein shall be construed to prevent Arava Natural Resources Company, Inc., in its capacity as a shareholder of Mining Remedial Recovery Corporation, from adopting resolutions or authorizing action with respect to Mining Remedial Recovery Corporation and or its subsidiaries.

           7.1.8     Judgments and Attachments.

     (a) Borrower or any wholly-owned Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries) will suffer any money judgment(s), fines or penalties not covered by insurance, writ(s) or warrant(s) of attachment or similar process(es) involving an amount, in the aggregate, in excess of One Million ($1,000,000) Dollars and will not satisfy, discharge, vacate, bond or stay the same within a period of thirty (30) days or, in any event, within ten (10) days of the date of any proposed sale thereunder.

     (b) A judgment creditor will obtain possession of any material portion of the properties or assets of Borrower or any wholly-owned Subsidiary (other than Mining Remedial Recovery Corporation and its subsidiaries) by any means, including, without limitation, levy, distraint, replevin or self-help.

           7.1.9 Dissolution. Any order, judgment or decree will be entered against Borrower or any wholly-owned Subsidiary having assets in excess of $100,000 (other than Mining Remedial Recovery Corporation and its subsidiaries) decreeing the dissolution or division of it and such order will remain undischarged or unstayed for a period in excess of thirty (30) days.

           7.1.10 Termination of Loan Documents, etc. Any of the Loan Documents will cease to be in full force and effect for any reason other than a release or termination thereof upon the full payment and satisfaction of the Obligations.

           7.1.11 Environmental Violations. A breach of Sections 4.10, 5.8.4 or 6.4 will have occurred.

     7.2 Remedies; Termination of Commitments. Upon the occurrence of an Event of Default, all Obligations will, at the option of the Requisite Banks, immediately be due and payable without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, and all commitments of the Banks hereunder will terminate, at each Bank's option, without further action of any kind. Upon acceleration, Agent may proceed to protect, exercise and enforce the Banks' rights and remedies hereunder and under the other Loan Documents and any other rights and remedies as are provided by law or equity. If the Loan is then one which may be repaid only upon payment of a Yield Maintenance Payment, the Agent may also assess a Yield Maintenance Payment. Agent may determine, in its sole discretion, the order and manner in which the Banks' rights and remedies are to be exercised, and all payments received by Agent will be applied as follows: first, to all costs and expenses incurred by Agent in collecting any Obligations by reason of such Event of Default; second, to accrued interest; third, to other Obligations in such order as Agent may determine in its sole discretion; and fourth, to Borrower or as otherwise provided by any Requirement of Law.

     7.3 Right of Set-Off. In addition to all other remedies available to the Banks, after any Event of Default which has not been cured within any applicable period provided in this Section 7, each Bank is hereby authorized at any time and from time to time, without further notice to Borrower, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Borrower, against any and all the obligations of Borrower, now or hereafter existing under any Loan Document.

8.   THE AGENT AND RELATIONS AMONG BANKS, ETC.

     8.1 Appointment. Each Bank hereby designates and appoints the Agent the limited administrative agent for all Banks under this Agreement and the other Loan Documents. Each Bank hereby irrevocably authorizes Agent on its behalf to take or refrain from taking any action, and to exercise or refrain from the exercise of any power, as is required or permitted by the Banks to be taken under the provisions of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, subject only to the express limitations of this Agreement. The duties of Agent under this Agreement and the other Loan Documents are mechanical and administrative in nature, are limited to those expressly provided herein, and do not establish a fiduciary relationship as between the Agent and any Bank. In performing its function and duties under this Agreement and the other Loan Documents, Agent will act solely as an agent of Banks and assumes no obligation towards or relationship of agency or trust with Borrower. Agent may perform any of its duties under this Agreement or another Loan Document by or through its agents or employees.

     8.2   Advances and Payments.

           8.2.1 Advances: In General. All Advances will be made by Agent on behalf of the Banks on the requested Advance Date, except that the Ratable Share of any Bank which the Agent receives after 1:00 p.m. Detroit time on the Advance Date, or at any time after the Advance Date, will be disbursed on the Business Day following its receipt. Nothing in this Agreement or any other Loan Document is to be construed to require Agent to advance funds on behalf of any Bank or to relieve any Bank from its obligation to make Advances or to prejudice any rights that Borrower may have against any Bank as a result of any default by that Bank hereunder.

           8.2.2 Advances. In order to minimize transfers between the Agent and each Bank of funds representing the Bank's Ratable Share of an Advance, a Borrower payment, or (to the extent that Agent has not been promptly reimbursed by Borrower) other amounts for which the Agent is entitled to Bank reimbursement or indemnification, coincidental transfer and loan account adjustments may be made on a "net" basis. Not later than the Business Day immediately preceding an Advance Date or a date on which Bank reimbursement of the Agent is requested, Agent will advise each Bank by telephone, telex or telecopy as to the purpose and aggregate amount to be disbursed or paid by Agent and the Advance Date or actual or anticipated payment date, as the case may be; the amount which is such Bank's Ratable Share thereof; and, if in order to cause all loan accounts maintained by Agent for such Bank to conform to its Ratable Share of the Loan, the amount which such Bank is requested to remit to Agent will be different, the identity of the loan account(s) requiring adjustment and the nature and amounts due to or from the Bank with respect thereto. All amounts which a Bank is required to remit to Agent will be made available to Agent by transfer of same day funds to the designated wire account of Agent not later than 1:00 p.m. Detroit time on the Advance Date, as evidenced by a wire transfer number or actual receipt by Agent.
Agent will have no liability to Borrower for the failure of any Bank to make an Advance on the Advance Date, and if any Advance Date is on a day when any of the Banks are not open for business, then each Bank shall transfer to Agent its Ratable Share on the next day such Bank is open for business.

           8.2.3 Distribution of Payments. All Loan payments in respect of Advances, interest, fees or expenses incurred by the Banks and required by Borrower to be reimbursed will be deemed paid when immediately available U.S. currency or its equivalent is paid in the amount required by Borrower to Agent. On the Business Day Agent receives a Borrower payment, Agent will advise each Bank by telephone, telex, or telecopy of the aggregate amount and such Bank's Ratable Share of amounts actually received by Agent in respect of Advances, interest, fees, or, to the extent that the Banks previously have remitted to Agent therefor, reimbursements for other amounts for which Agent has required Bank reimbursement or indemnification. Agent will pay to such Bank on the same Business Day, by transfer to such Bank's wire account (as specified by such Bank on Exhibit 8.2.3 to this Agreement or as amended by such Bank from time to time after the date hereof) its Ratable Share, "netted" as permitted herein, of any such payment received by Agent not later than 1:00 p.m. Detroit time, and otherwise on the next Business Day.

           8.2.4 Return of Payments. Any Agent payment to a Bank under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower, which related payment in fact is not received by Agent, will entitle Agent to recover such amount from the Bank without set-off, counterclaim or deduction of any kind. If Agent determines at any time that an amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Bank. However, if Agent has previously distributed such amount, each Bank will repay to Agent on demand any portion of such amount that Agent has distributed to such Bank, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind by the Bank.

     8.3 Dissemination of Information. Agent will distribute promptly to each Bank the executed promissory notes evidencing such Bank's Ratable Share of the Loan. Agent will have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to Borrower (other than financial information received by it in accordance herewith and only if not received by the Bank from Borrower), whether coming into its possession before the date of this Agreement or at any time or times thereafter. Agent will use its best efforts after written request therefor by any Bank, and only if not received by such Bank from Borrower, to distribute promptly to each Bank copies of every notice, request, communication, report or other information received by Agent from Borrower pursuant to this Agreement or another Loan Document; provided, that Agent will be liable to the Banks for any failure to do so only if such failure is attributable to Agent's gross negligence or willful misconduct, which will not include the Agent's failure to obtain any of the foregoing from Borrower.

     8.4 Amendments, Consents and Waivers for Certain Actions. Agent is authorized and empowered on behalf of the Banks to amend or modify in writing any provision of this Agreement or another Loan Document which relates or pertains to the Borrower, or to consent to or waive Borrower's performance of any obligation on any Event of Default, with the prior written consent of the Requisite Banks. When Agent requests the consent of the Requisite Banks and does not receive a written denial thereof from any Bank within five (5) Business Days after such Bank's receipt of such request, then such Bank will be deemed to have denied such consent. Borrower agrees that it will not assert any claim of amendment, modification, consent or waiver which is not in writing, which writing (i) references this Agreement or any of the other Loan Documents and (ii) is signed by the Requisite Banks.

     8.5 Exculpation. Agent and its officers, directors, employees and agents will be liable to any Bank only for the performance of their express obligations under this Agreement and the other Loan Documents and for their own gross negligence or willful misconduct in the performance of any action taken or omitted in connection therewith. If any apportionment or distribution of payments made by Agent in good faith is subsequently determined to have been made in error, Agent will not be liable therefor, but the sole recourse of any Bank to whom payment was due but not made will be to recover from other Banks any payment in excess of the amount to which they are determined to be entitled (and such other Banks hereby agree to return to such Bank any such erroneous payments received by them). In performing its functions and duties hereunder, Agent will exercise the same care which it would in dealing with loans for its own account. Agent will not be responsible to any Bank for the truth or completeness of any recitals, statements, representations or warranties herein, the execution, effectiveness, genuineness, validity, enforce- ability, collectability, or sufficiency of this Agreement or any other Loan Document or the transactions contemplated thereby, or the financial condition of Borrower. Agent will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of Borrower, or the existence or possible existence of any Event of Default. Agent at any time may request instructions from the Requisite Banks with respect to any action, inaction, failure or approval which, by the terms of this Agreement or any other Loan Document, Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent may refrain from taking any action or withhold any approval and may refrain from any action or withhold any approval until it has received such instructions from the Requisite Banks. No Bank will have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with instructions of the Requisite Banks.

     8.6 Reliance. Agent may rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any other Loan Document, upon advice of legal counsel as to legal matters, independent accountants as to audit and accounting matters, and other experts selected by it, and when doing so will not be liable to any Bank for any action taken or omitted by Agent in good faith. If any written confirmation of a telephonic notice or instructions differs from the action taken by Agent in connection with such telephonic notice of instructions, Agent's records will govern absent manifest error.

     8.7 Credit Decisions. Each Bank acknowledges that, independently of Agent and each other Bank and based on the financial information received by it and such other documents, information, and independent investigation of the financial condition and affairs of Borrower as it has deemed appropriate, it has made and will continue to make its own appraisal of the creditworthiness of Borrower and credit decision to participate in the Loan in accordance with this Agreement. Each Bank also acknowledges that, independently of Agent and each other Bank, and based on such other documents, information, and investigations as it deems appropriate at any time, it will continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

     8.8 Indemnification. Each Bank agrees (which agreement shall survive any termination of this Agreement) to indemnify Agent according to such Bank's Ratable Share of the Loan from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, excess Advances or payments of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document, including (without limitation) the reimbursement of Agent for all expenses (including reasonable attorneys' and paralegals' fees, the allocated expense of in-house attorneys and paralegals, and all reasonable out-of-pocket expenses) incurred by Agent under or in connection with this Agreement or any other Loan Document or in enforcing the Obligations, in all cases as to which Agent is not reimbursed by Borrower, provided that no Bank will be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, Advances or payments as are determined by a court of competent jurisdiction in a final, non-appealable decision or order to have resulted solely from Agent's gross negligence, willful misconduct, violation of any relevant statute, law, ordinance, rule or regulation or violation of this Agreement or any other Loan Document. Agent will not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any action or proceeding in respect of this Agreement or any other Loan Document, unless it is indemnified, in accordance with each Bank's Ratable Share of the Loan, to its satisfaction by the Banks against losses, costs, liabilities, and expenses. If any indemnity in favor of Agent is impaired, Agent, in its reasonable judgment, may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

     8.9 Successor. Agent may resign as such at any time upon at least 30 days' prior notice to Borrower and all Banks, which resignation will be effective when a successor Agent is in place. If Agent resigns, the Requisite Banks may appoint another Person as a successor Agent which thereupon will become the Agent. If no successor to the Agent is appointed by the Requisite Banks and accepts such appointment within 30 days after the retiring Agent's notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which will be one of the Banks or a commercial banking institution organized under the laws of the United States or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000. Upon the acceptance by any successor an appointment as Agent hereunder, such successor Agent will be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and will thereupon succeed to, and become vested with all rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent will be discharged from all duties and obligations arising under this Agreement and the other Loan Documents from and after the date on which its resignation is effective.
After any retiring Agent's resignation or removal hereunder as Agent, the provision of this Agreement and the other Loan Documents will continue to bind and inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. If the successor Agent is not one of the Banks, Borrower shall have right to reasonably approve such successor Agent.

     8.10 Agent as a Bank. Agent, in its capacity as a Bank, will have the same rights, powers, duties and liabilities with respect to the Loan as any other Bank and may exercise the same as if it were not the Agent. Unless otherwise required by the context, the terms "Bank", "Banks" and "Requisite Banks" or any similar terms will include the Agent when acting in its individual capacity. Agent may lend money to, and generally engage in any kind of banking, trust or other business with Borrower to the same extent as any other financial institution.

     8.11 Borrower Not A Beneficiary. The provisions of this Section 8 are solely for the benefit of Agent and the Banks and Borrower will have no rights as a third party beneficiary of any of the provisions hereof; provided, however, Borrower will be bound by the provisions hereof. Borrower will have no right against Agent for any claims of Borrower arising from this Agreement, all such claims being assertable only against the Banks.

9.   MISCELLANEOUS.

     9.1 Costs and Attorneys' Fees. All fees, costs and expenses incurred by Agent in connection with the preparation, execution, delivery, performance and administration of the Loan Documents, any and all amendments, supplements and modifications thereof and the other instruments and documents to be delivered hereunder in connection with any matters contemplated by or arising out of this Agreement, whether (a) to commence, defend any action commenced by any party other than Borrower, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (b) to take any other action in or with respect to any suit or proceedings (bankruptcy or otherwise), (c) to consult with officers of Agent or to advise Agent or (d) to enforce any rights of the Banks to collect any of the Obligations, including, without limitation, reasonable fees, costs and expenses of Agent's attorneys and paralegals, the allocated costs of Agent's internal counsel, together with interest thereon at the highest applicable Default Rate hereunder, will be part of the Obligations, payable on demand. All of the foregoing amounts may, at Agent's option, be charged as an Advance under the Loan.

     9.2 Waivers, Modifications in Writing. No failure or delay on the part of Agent or any Bank in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for under this Agreement, in the Notes and in the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to the Banks at law, in equity or otherwise. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Agreement, the Notes or the other Loan Documents, nor any consent to any departure therefrom, will in any event be effective unless the same will be in writing and signed by or on behalf of the Banks and Borrower.

     9.3 Notices, etc. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto will be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which may be sent by first-class mail, postage prepaid), will be personally delivered or sent by registered or certified mail, postage prepaid or sent by nationally recognized overnight delivery service and, if mailed, will be deemed to be received for purposes of this Agreement three (3) Business Days after mailing by the sender or one (1) Business Day if sent by overnight delivery service. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.3, notices, demands, instruments and other communications in writing will be given to or made upon the respective parties hereto as follows: if to Agent, at Agent's Address, with a copy to Agent's Counsel; and if to Borrower, at Borrower's Address, with a copy to Borrower's Counsel.

     9.4 Notice of Wrongful Act or Omission by Agent or Banks. No action will be commenced by Borrower against Agent or any Bank arising out of or attributable to any act or omission of Agent or any Bank unless a notice specifically describing the act or omission will have been given to Agent or such Bank thirty (30) days prior to such judicial action.

     9.5 Agent's Failure to Advance. If Agent will be in breach of the Banks' obligation under this Agreement by reason of failure to make an Advance, notwithstanding Borrower's conformance with the provisions of hereof, Borrower's sole remedies on account thereof will be:

           (a) to compel Agent to make the Advance which is determined to have been wrongfully withheld; and

           (b) to recover actual and provable damages on account of such breach, and neither Agent nor any Bank will ever be liable to Borrower for consequential damages, whatever the nature of the breach by Agent or such Bank hereunder.

     9.6 Headings. Section headings used in this Agreement are for convenience of reference only and will not constitute a part of this Agreement for any other purpose or affect the construction of this Agreement.

     9.7 Execution in Counterparts. This Agreement may be executed in counterparts and by different parties on separate counterparts, both of which counterparts, when so executed and delivered, will be deemed to be an original and both of which counterparts, taken together, will constitute but one and the same agreement. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto.

     9.8 Binding Effect; Assignment. This Agreement will be binding upon, and inure to the benefit of, Borrower and the Banks, and their respective successors and assigns; provided, however, that Borrower may not assign its rights hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Requisite Banks. This Agreement will not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and each of their respective successors and assigns.

     9.9 Severability of Provisions. Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     9.10 Changes in Accounting Principles. If any changes in accounting principles from those used in the preparation of the financial statements referred to in this Agreement are hereafter occasioned by the promulgation of rules, regulations, pronouncements or opinions of or required by the FASB or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), or there will occur any change in Borrower's fiscal or tax years and, as a result of any such changes, there will result in a change in the method of calculating any of the financial covenants, negative covenants, standards, or other terms or conditions found in this Agreement, then the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Borrower's financial condition will be the same after such changes as if such changes had not been made.

     9.11 Survival of Agreements; Representations, Warranties Indemnities and Covenants. All agreements, representations, warranties, indemnities and covenants made herein will survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the Notes.

     9.12 Independence of Covenants. All covenants under this Agreement will each be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by another covenant, by an exception thereto, or be otherwise within the limitations thereof, will not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

     9.13 Construction of Agreement. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Bank, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

     9.14 Complete Agreement. This Agreement, together with the exhibits and schedules to this Agreement, the Notes and the other Loan Documents, and the other agreements referred to herein or by their terms referring hereto, is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

     9.15 Equitable Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Banks; therefore, Borrower agrees that the Banks will be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     9.16 No Fiduciary Relationship. No provision herein or in any of the other Loan Documents and no course of dealing between the parties will be deemed to create any fiduciary duty by Agent or the Banks to Borrower.

     9.17 Choice of Law. The validity of this Agreement, its construction, interpretation and enforcement and the rights of the parties hereto will be determined under, governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.

     9.18 Venue; Jurisdiction. The parties agree that all actions or proceedings arising in connection with this Agreement, the Loan Documents and the Loan will be tried and litigated only in the federal courts of the United States of the Eastern District of Michigan. Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Borrower irrevocably consents to the service of process out of any such courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower, at its address set forth for notices in this Agreement, such service to become effective ten (10) days after such mailing. Nothing herein will affect the right of any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction. Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 9.18.

     9.19 Other Waivers. Borrower hereby waives, to the extent permitted by applicable law, in connection with a "claim and delivery" action by any Bank or Agent on any Bank's behalf pursuant to Michigan Court Rule 3.105, the right to request that a court require any Bank to post a bond pursuant to Michigan Court Rule 3.105(E)(4)(c)(i).

     9.20 Waivers Voluntary. The waivers contained in this Agreement are freely, knowingly and voluntarily given by each party, without any duress or coercion, after each party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Agreement, specifically including the waivers contained in this Section 9. Neither the Banks nor Borrower will be deemed to have relinquished the waivers contained herein except by a writing signed by the party to be charged with having relinquished any such waiver.

     9.21 Waiver of Jury Trial. Banks and Borrower acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between them, but that such right may be waived. Accordingly, the parties agree that notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it will be in their best interest to waive such right, and accordingly, hereby waive such right to jury trial, and further agree that the best forum for hearing any claim, dispute or lawsuit, if any, arising in connection with this Agreement, any Loan Document or the relationship between the Banks and Borrower, will be a court of competent jurisdiction sitting without a jury.

           BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND BORROWER ACKNOWLEDGES AND AGREES THAT (a) EACH OF THE WAIVERS SET FORTH HEREIN, WERE KNOWINGLY AND VOLUNTARILY MADE; (b) THE OBLIGATIONS OF THE BANKS HEREUNDER, INCLUDING THE OBLIGATION TO ADVANCE AND LEND FUNDS TO BORROWER IN ACCORDANCE HEREWITH, WILL BE STRICTLY CONSTRUED AND WILL BE EXPRESSLY SUBJECT TO SUCH BORROWER'S COMPLIANCE IN ALL RESPECTS WITH THE TERMS AND CONDITIONS HEREIN SET FORTH; AND (c) NO REPRESENTATIVE OF ANY BANK HAS WAIVED OR MODIFIED ANY OF THE PROVISIONS OF THIS AGREEMENT AS OF THE DATE HEREOF AND NO SUCH WAIVER OR MODIFICATION FOLLOWING THE DATE HEREOF WILL BE EFFECTIVE UNLESS MADE IN ACCORDANCE WITH SECTION 9.2 HEREOF.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first hereinabove set forth.


                                            "BORROWER"

                                            MUELLER INDUSTRIES, INC.
WITNESS:
________________________                    By:_____________________
________________________                    Its: Executive Vice
                                            President

                                            "BANKS"

                                            MICHIGAN NATIONAL BANK
WITNESS:
________________________                    By:_____________________
________________________                    Its: Vice President

                                            Ratable Share:  6.25%
                                            Commitment:  $1,875,000

                                            BANK IV KANSAS, N.A.
________________________                    By:_____________________
________________________                    Its:____________________
                                            Ratable Share:  18.75%
                                            Commitment:  $5,625,000

                                            FIRST BANK NATIONAL
                                            ASSOCIATION
________________________                    By:_____________________
________________________                    Its:____________________
                                            Ratable Share:  18.75%
                                            Commitment:  $5,625,000

                                            LASALLE NATIONAL BANK
________________________                    By:_____________________
________________________                    Its:____________________
                                            Ratable Share:  18.75%
                                            Commitment:  $5,625,000

                                            NBD BANK, N.A.
________________________                    By:_____________________
________________________                    Its:____________________
                                            Ratable Share:  18.75%
                                            Commitment:  $5,625,000

                                            SOCIETY NATIONAL BANK
________________________                    By:_____________________
________________________                    Its:____________________
                                            Ratable Share:  18.75%
                                            Commitment:  $5,625,000

                                            "AGENT"
                                            MICHIGAN NATIONAL BANK
________________________                    By:_____________________
________________________                    Its:____________________